                                                                  Exhibit 99.2



                       INTERNATIONAL DATA CORPORATION
-------------------------------------------------------------------------------



                                                        May 3, 1999




Per our discussion, you have approval to use the following statistics as stated below.

International Data Corporation (IDC) estimates that there were approximately 159 million users of the Internet at the end of 1998 and that the number of users will grow to approximately 410 million by the end of 2002.

The numbers are the most recent update to last year's report (#16569), The Global Market Forecast for Internet Usage and Commerce.

Below are the actual IDC estimates:

Total WW Internet Users (Adjusted)

    Dec-95        Dec-96        Dec-97       Dec-98        Dec-99       Dec-00        1-Dec        2-Dec        3-Dec
20,818,117    47,750,243   101,725,855  159,334,165   212,083,759  271,614,694  340,886,126  410,436,167  509,834,435

Signed,

/s/ John F. Gantz

SVP May 3, 1999


                                           5 Speen Street * Framingham, MA 01701
                                           -------------------------------------
                                             (508) 872-8200 * Fax (508) 935-4015

                                                                      [IDC LOGO]

                                                              http://www.Idc.com